IMAX CORPORATION

Exhibit 10.40

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 6, 2016, between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and PATRICK MCCLYMONT (the “Executive”).

WHEREAS, the Company wishes to enter into this Agreement to engage the Executive to provide services to the Company, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.     Employment and Duties.

(a)   General. Subject to the terms and conditions hereof, the Executive shall serve as Chief Financial Officer and Executive Vice President, IMAX Corporation, reporting solely to the Company’s Chief Executive Officer (the “CEO”). The Executive shall perform the duties and services for the Company commensurate with the Executive’s position as directed by the CEO from time to time. The Executive’s principal place of employment shall be the offices of the Company in New York, New York, subject to regular domestic and international travel as required by the performance of his duties and the business of the Company.

(b)   Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder, shall faithfully serve the Company, shall conform to and comply with the lawful and good faith directions and instructions given to him by the CEO, and shall use his reasonable best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the CEO or otherwise engage in activities that would impede his ability to fully perform his obligations hereunder. The foregoing shall not restrict the Executive from (i) serving as a director for (x) the companies or charitable organizations listed on Exhibit A attached hereto; or (y) with the CEO’s prior written consent (not to be unreasonably withheld), other companies or charitable organizations; (ii) carrying on personal investments subject to the restrictions contained in Section 2 of the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto as Exhibit B (the “Non-Competition Agreement”) and the Company’s Code of Ethics and Business Conduct; or (iii) engaging in charitable activities.

2.     Term. The Executive’s employment pursuant to this Agreement shall be effective as of August 8, 2016 (the “Effective Date”), and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii)

August 8, 2019 (the “End Date”). The period commencing as of the Effective Date and ending on the End Date is hereinafter referred to as the “Term”. The Company shall notify the Executive at least 180 days prior to the End Date of its intentions with respect to renewing the Agreement; provided that, except (A) as set forth in Section 4(d)(ii) (if applicable); and (B) for Other Accrued Compensation and Benefits (as defined in Section 4(a)) and rights to indemnification under Section 3(h), the Executive shall not be entitled to any additional compensation or benefits as a result of a non-renewal of this Agreement.

3.     Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)   Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) of $675,000, less applicable withholdings and deductions. The Base Salary will be payable in substantially equal installments in accordance with the Company’s regular payroll practices as established from time to time.

(b)   Bonus. The Executive shall be eligible to receive a discretionary incentive bonus as determined in the sole discretion of the Company (the “Bonus”). The target amount of the Bonus shall be 70% of the Base Salary (the “Target Bonus”), with the potential to overachieve. The actual amount of the Bonus shall be based upon the attainment of individual and Company performance goals and objectives consistent with the Company’s practices with respect to similarly-situated executives and approved by the Compensation Committee of the Board of Directors of the Company (the “Board”) in its sole discretion, with the individual and Company portions of the Bonus each carrying 50% weight towards the overall Bonus. The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to senior executives generally; provided, however, that (i) the Bonus will be prorated for partial years of service; and (ii) except as provided in Section 4, the Executive must remain employed by the Company on the payout date.

(c)   Equity Awards.

(i)     As soon as practicable following the Effective Date, the Executive shall receive an equity award with an aggregate grant date fair market value equal to $500,000 (the “2016 Grant”), pursuant to an award agreement substantially in the form attached hereto as Exhibit C. The 2016 Grant will consist of 25% nonqualified stock options (“Options”) to purchase common shares of the Company, no par value (“Common Shares”), and 75% Restricted Stock Units (“RSUs”). The 2016 Grant shall vest as follows: (i) 1/3 on the first anniversary of the grant date; (ii) 1/3 on the second anniversary of the grant date; and (iii) 1/3 on the End Date.

(ii)   Each year during the Term, commencing with the Company’s annual equity grant process in or around March 2017, the Executive shall receive an equity award with an aggregate grant date fair market value equal to $1,350,000 (the “Annual Grants”). The Annual Grants in each year of the Term shall be referred to as the “2017 Grants”, the “2018 Grants” or the “2019 Grants”, as the

case may be. The Annual Grants will consist of 25% Options and 75% RSUs. Such Annual Grants shall be granted on or about the time that awards are generally granted to the Company’s senior executives. Except as otherwise provided herein, the Executive must be employed by the Company on the date of grant in order to receive the Annual Grants. The Annual Grants shall vest as follows: (i) 20% on the first anniversary of the applicable grant date; (ii) 25% on the second anniversary of the applicable grant date; (iii) 25% on the third anniversary of the applicable grant date; and (iv) 30% on the fourth anniversary of the applicable grant date.

(iii)  The Options and RSUs to be granted pursuant to this Section 3(c) shall be granted on the terms and conditions set forth in the IMAX Corporation Long-Term Incentive Plan (as amended from time to time, the “LTIP”), the grant agreements to be entered into between the Company and the Executive pursuant to the LTIP, and this Agreement. For purposes of determining the number of Options and RSUs to be granted pursuant to this Section 3(c), the Company shall value (i) the Options in a manner consistent with the Company’s financial statement reporting and (ii) the RSUs based on the Fair Market Value of the Common Shares on the date of grant (as defined in the LTIP). The exercise price of the Options shall be the Fair Market Value of the Common Shares on the date of grant. The Options shall have a seven (7) year term.

(d)   Benefit Plans. During the Term, the Executive shall be entitled to participate, on the same basis and at the same level as generally available to other senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and deferred compensation plans or programs of the Company (including executive supplemental health benefits) now existing or hereafter established, as in effect from time to time. In addition, the Executive shall be entitled to participate in the Company’s wellness allowance program, pursuant to which the Executive shall be entitled to reimbursement of up to $2,500 annually for qualifying expenses related to personal health and fitness goals.

(e)   Automobile. The Company shall provide the Executive with an automobile allowance of $1,100 per month (the “Automobile Payment”). In addition, the Company shall reimburse Executive for the costs of gasoline, insurance, and reasonable operating expenses for that automobile, in accordance with Company policies in effect for senior executives from time to time, up to a maximum of $11,800 per annum.

(f)   Vacation. The Executive shall be entitled to vacation time of twenty (20) days per year, subject to proration based on partial years of service.

(g)   Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by him in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time; provided, however, that the level of travel and hotel accommodations shall be no less favorable than those arrangements made available to other senior executives of the Company. Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

(h)   Indemnification. To the fullest extent permitted by law and the Company’s governing documents, the Company will indemnify and save the Executive harmless from and against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgement, reasonably incurred by the Executive in respect of any civil, criminal, administrative, investigative or other proceeding in which the Executive is involved by reason of being or having been a director or officer of the Company (or by reason of the fact that he is or was serving at the request of the Company or any of its subsidiaries or affiliates as a director or officer, or an individual acting in a similar capacity, of another entity) if: (i) the Executive acted honestly and in good faith with a view to the best interests of the Company (or, as the case may be, to the best interests of the other entity for which the Executive acted as director or officer or in a similar capacity at the Company’s request); and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful. The Company will advance moneys to the Executive for the costs, charges and expenses of a proceeding referred to in the preceding sentence; provided, however, that the Executive will repay the moneys if he does not fulfill the conditions referred to in the preceding sentence. The Executive shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other current senior officers of the Company. Nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.

4.     Termination of Employment. Subject to this Section 4, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined in Section 5), and the Executive shall have the right to terminate his employment at any time and for any reason.

(a)   Termination Due to Death or Disability. The Executive’s employment under this Agreement will terminate upon the Executive’s death or the Executive’s Disability (as defined in Section 5). In the event the Executive’s employment terminates as a result of the Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable) (i) the Base Salary and Automobile Payment through and including the date of termination, (ii) an amount equal to the Executive’s accrued and unused vacation pay as of the date of termination, (iii) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (including unreimbursed business expenses properly incurred through the date of termination) ((i) through (iii) collectively the “Other Accrued Compensation and Benefits”), and (iv) any bonus earned, but unpaid, for the year prior to the year of termination, and a prorated Target Bonus for the year in which the termination occurs, in each case, payable within thirty (30) days of the Executive’s termination of employment by reason of death or Disability (or as otherwise expressly set forth in the applicable plan, program or agreement). Furthermore, upon a termination of employment as a result of the Executive’s death or Disability, a portion of the Executive’s Options and RSUs that have already been granted pursuant to this Agreement shall vest such that, when combined with previously vested Options and RSUs, an aggregate of 50% of all of the Options and RSUs that have been granted pursuant to this Agreement shall have vested. Any vested Options shall continue to be exercisable for a period of 180 days following the date of the Executive’s death or Disability (but in no event later than the expiration of the term of such Options). All Options not exercised within such 180-day period shall be cancelled and shall revert back to the Company for no consideration and the Executive or his estate, as applicable, shall have no further right or interest therein. Except for rights to indemnification under Section 3(h) or as provided in this Section 4(a), the Executive shall have no further right to receive any other compensation or benefits after a termination of employment due to the Executive’s death or Disability.

(b)   Termination for Cause; Resignation without Good Reason. At any time prior to the expiration of the Term the Executive’s employment may be terminated by the Company immediately for Cause (as defined in Section 5). If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company for Cause or if the Executive resigns from his employment during the Term other than for Good Reason (as defined in Section 5), (A) the Executive shall be entitled to payment of his Other Accrued Compensation and Benefits, payable within thirty (30) days after the Executive’s termination of employment (or as otherwise expressly set forth in the applicable plan, program or agreement) and (B) all outstanding equity will be treated in accordance with the terms of the LTIP and/or the applicable award letters. Except for rights to indemnification under Section 3(h) and the rights set forth in this Section 4(b), the Executive shall have no further right to receive any other compensation or benefits after his termination for Cause or resignation of employment other than for Good Reason. The Executive shall provide thirty (30) days’ written notice to the Company prior to resigning his employment without Good Reason during the Term.

(c)   Termination Without Cause; Resignation for Good Reason.

(i)     If, prior to the expiration of the Term, the Executive’s employment with the Company is terminated by the Company without Cause, or as a result of his resignation for Good Reason (as defined in Section 5), then the Executive shall receive the Other Accrued Compensation and Benefits and any bonus earned, but unpaid, for the year prior to the year of termination and, subject to Section 4(e):

(A)   the Company shall continue to pay the Executive the Base Salary and Automobile Payment in accordance with the Company’s ordinary payroll practices in effect from time to time for a period equal to: (1) if the termination without Cause or resignation for Good Reason occurs on or prior to the date that is eighteen (18) months after the Effective Date, the severance period shall equal fifteen (15) months; or (2) if the termination without Cause or resignation for Good Reason occurs thereafter, the severance period shall equal twelve (12) months, in each case with payments commencing on the 60th day following the Executive’s termination of employment (such 12 or 15-month period, as the case may be, the “Severance Period”);

(B)   on the 60th day following the Executive’s termination of employment, the Company shall provide the Executive with a cash amount equal to a pro-rated Target Bonus in respect of both: (i) the number of days, if any, worked by the Executive in the year of termination without Cause, or resignation for Good Reason, for which a bonus has not already been paid; and (ii) the Severance Period. By way of illustration, if the Executive were terminated on March 31, 2017, the Executive would receive a cash payment of $708,750, comprised of (i) $118,125, in respect of time worked between January 1 through March 31, 2017; and (ii) $590,625, in respect of a 15-month Severance Period;

(C)   the Company shall provide the Executive and his eligible dependents with continued participation in the Company’s group medical plans during the Severance Period or, in the event such participation is not permitted, a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments beginning sixty (60) days following the Executive’s termination of employment. The Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments which may be deducted from the payment made pursuant to this Section 4(c)(i)(C) in the same manner as if the Executive was actively employed. In the event that the Executive obtains subsequent employment and is eligible to participate in the group medical plans of his new employer, the Executive agrees to notify the Company promptly, and any coverage provided under the Company’s group medical plans shall terminate when coverage under the new employer’s medical plans become effective; and

(D)   all outstanding equity will be treated in accordance with the terms of the LTIP or the applicable award letters; provided, however, that all vested Options shall remain exercisable for a period not shorter than six (6) months (but in no event beyond the remaining term of the Options).

(ii)   The Executive agrees that the provisions of Section 4(c) are fair and reasonable and that if his employment is terminated without Cause, or if the Executive resigns for Good Reason, except for rights to indemnification under Section 3(h) or as otherwise provided in this Agreement, he shall have no further right to receive any other compensation or benefits.

(d)   Change of Control.

(i)     If, within twenty-four (24) months following a Change of Control and prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns for Good Reason, then in addition to the provisions set forth in Section 4(c), the Executive’s granted and outstanding equity awards shall also be subject to acceleration as contemplated by the LTIP. In addition, and subject to Section 4(e), the Executive shall receive a one-time cash payment equal to $1,350,000 in lieu of all remaining Annual Grants contemplated hereunder that have not yet been made to the Executive, if any, without duplication for multiple Annual Grants. By way of illustration, if the termination without Cause or resignation for Good Reason occurred prior to the 2017 Grants, the Executive would receive a total cash payment of $1,350,000. If the termination without Cause or resignation for Good Reason occurred following the 2019 Grants, the Executive would not receive a cash payment.

(ii)   If, within twenty-four (24) months following a Change of Control, the Company elects not to renew this Agreement, such non-renewal shall be treated as a termination without Cause solely for purposes of the LTIP, with the effect that on the End Date, the Executive’s granted and outstanding equity awards shall be subject to acceleration; provided, however, that (i) the Executive has not been earlier terminated for Cause or resigned without Good Reason; and (ii) Executive’s employment with the Company actually terminates on the End Date.

(e)   Execution and Delivery of Release; Restrictive Covenants. The Company shall not be required to make the payments and provide the benefits under Section 4(c) or Section 4(d)(i), as the case may be (other than the Other Accrued Compensation and Benefits and any bonus earned, but unpaid, for the year prior to the year of termination) unless (i) the Executive executes and delivers to the Company, within sixty (60) days following the Executive’s termination of employment, a mutual general waiver and release of claims substantially in the form attached hereto as Exhibit D and the release has become effective and irrevocable in its entirety, and (ii) the Executive remains in material compliance with the Non-Competition Agreement. The Executive’s failure or refusal to sign the release (or the revocation of such release in accordance with applicable laws) or the Executive’s failure to materially comply with the the Non-Competition Agreement shall result in the forfeiture of the payments and benefits payable under Section 4(c) and/or 4(d)(i), as the case may be.

(f)   No Duty to Mitigate. The Executive shall have no obligation or duty to mitigate damages by seeking other employment or otherwise.

(g)   Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 22 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive. Subject to any applicable notice and cure rights, the date of the Executive’s termination of employment shall be the date specified in the Notice of Termination.

(h)   Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and its subsidiaries and affiliates, and (ii) all fiduciary positions (including as a trustee) the

Executive may hold with respect to any employee benefit plans or trusts established by the Company and its subsidiaries and affiliates. The Executive agrees that this Agreement shall serve as written notice of his resignation in this circumstance.

5.     Definitions.

(a)   Cause. For purposes of this Agreement, “Cause” shall mean the termination of the Executive’s employment because of:

(i)     the cessation of the Executive’s ability to work legally in the United States or Canada other than for reasons not within the Executive’s reasonable control;

(ii)   any act or omission that constitutes a material breach by the Executive of any of his material obligations under this Agreement;

(iii)  the continued failure or refusal of the Executive to perform the duties reasonably required of him in his role (other than on account of illness or incapacity);

(iv)  the Executive’s conviction of, or plea of nolo contendere to, (A) any felony or (B) any crime involving dishonesty or moral turpitude or which has a material adverse effect on the Company or otherwise materially impairs or impedes its operations;

(v)   the Executive’s engaging in any willful misconduct, gross negligence, violence or threat of violence that is materially injurious to the Company and its subsidiaries and affiliates taken as a whole; or

(vi)  the Executive’s material breach of the Non-Competition Agreement or any material written policy of the Company or any of its subsidiaries or affiliates;

provided, however, that no event or condition described in clauses (i), (ii), (iii), (v) or (vi) shall constitute Cause unless (A) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, (B) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30)-day period, the Executive has not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter) and (C) the Company actually terminates the Executive’s employment with the Company within thirty (30) days following the expiration of the thirty (30) day cure period.

(b)   Disability. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all of his duties under this Agreement as an Executive of the Company, which disability or infirmity shall exist for any continuous period of 180 days.

(c)   Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the LTIP.

(d)   Good Reason. For purposes of this agreement, “Good Reason” shall mean the Executive’s resignation as a result of (i) a reduction in the Executive’s Base Pay or Target Bonus; (ii) a material reduction in the Executive’s responsibilities, positions, titles or reporting responsibilities from those set forth in this Agreement; (iii) the Executive ceasing to serve as Chief Financial Officer of a publicly-traded company or ceasing to report solely to the CEO; (iv) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from New York City; or (v) any act of omission that constitutes a material breach by the Company of any of its material obligations under this Agreement; provided, however, that no such event shall constitute Good Reason unless (A) the Executive first gives the Company written notice of his intention to resign his employment for Good Reason and the grounds for such resignation, (B) such grounds for resignation (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice and (C) the Executive actually resigns his employment with the Company within thirty (30) days following the expiration of the thirty (30) day cure period.

6.     Nondisparagement. The Company and the Executive agree that at no time during the Executive’s employment by the Company or thereafter shall the Company or Executive make, or cause or assist any other person to make, any statement or other communication to any third party that impugns or attacks, or is otherwise critical of, the reputation, business or character of (i) the Company, its subsidiaries and affiliates, and their respective directors, officers or employees (in the case of the Executive); or (ii) the Executive (in the case of the Company). Nothing in this Section 6 shall bar the Company or the Executive, as the case may be, from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative thereof or from making any truthful disclosure required under law or from making any statement in arbitration or court proceedings involving any dispute between the Company and its subsidiaries and affiliates, on the one hand, and Executive, on the other hand.

7.     Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback as required under law.

8.     Section 409A of the Code.

(a)   The payments and benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted or construed consistent with that intent. The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. If, in the good faith judgment of the Company or the Executive, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Company and the Executive to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A. This Section 8(a) does not guarantee that the amounts or benefits owed under this Agreement will not be subject to tax, interest and penalties under Section 409A.

(b)   Anything in this Agreement to the contrary notwithstanding, each payment of compensation made to the Executive shall be treated as a separate and distinct installment payment from all other such payments for purposes of Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(c)   Any payment to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) to be made hereunder upon the Executive’s separation from service provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), if the Executive is a “Specified Executive” within the meaning of Section 409A(a)(2)(B)(i) on the date of the Executive’s separation from service, then no such payment shall be made or commence during the period beginning on the date of the Executive’s separation from service and ending on the date that is six (6) months following the Executive’s separation from service or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth (15th) day of the first calendar month following the end of the six (6)-month period.

9.     Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

10.   Representation and Warranty. The Executive represents and warrants that he is not subject to any non-competition covenant or any other agreement with any party that would in any manner restrict or limit his ability to render the services required of him hereunder.

11.   Assignment. This Agreement may be assigned by the Company in connection with a sale of all or substantially all of the Company’s assets. The Executive may not assign or delegate his duties under this Agreement.

12.   Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

13.   Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required or permitted to be withheld by law or contract.

14.   Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party (including the failure to insist upon strict compliance with any term, covenant or condition) shall not operate or be construed as a waiver of (i) any other provision of this Agreement, or (ii) any subsequent breach by such party of a provision of this Agreement.

15.   Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

16.   Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New York County, New York in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The prevailing party shall be entitled to recover fees and costs.

17.   Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.

18.   Entire Agreement. This Agreement, together with the equity award agreements referenced in Section 3(c) of this Agreement and the Non-Competition Agreement, contain the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

19.   Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

20.   Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21.   Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22.   Notices. All notices or communications hereunder shall be in writing, addressed as follows:

if to the Company:

IMAX Corporation

110 East 59th Street

Suite 2100

New York, NY 10022

Attention: Chief Legal Officer

Facsimile:     (212) 371-7584

if to the Executive:

Patrick McClymont

[Address On File with the Company]

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or overnight courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of June 6, 2016.

IMAX CORPORATION

By:	/s/ Michael Lynne
Name:	Michael Lynne
Title:	Director

By:	/s/ Robert D. Lister
Name:	Robert D. Lister
Title:	Chief Legal Officer & Chief Business Development Officer

PATRICK MCCLYMONT

/s/ Patrick McClymont